Exhibit 8.1


                 [LETTERHEAD OF WACHTELL, LIPTON, ROSEN & KATZ]



                               December 19, 1997



Fisher Scientific International Inc.
Liberty Lane
Hampton, New Hampshire 03842


Ladies and Gentlemen:

     Reference is made to the Registration Statement on Form S-4 (the "Registration Statement") of Fisher Scientific International Inc., a Delaware corporation (the "Company") relating to the merger of FSI Merger Corp., a Delaware corporation, with and into the Company (the "Merger").

     We have participated in the preparation of the discussion set forth under the heading "THE TRANSACTION--Certain Federal Income Tax Considerations" in the proxy statement/prospectus that is part of the Registration Statement. Such discussion, except as noted otherwise therein, sets forth our opinion concerning the material federal income tax consequences to the holders of the Company's common stock, par value $.01 per share ("Common Stock") of the exchange of shares of Common Stock for cash and/or the retention of shares of Common Stock pursuant to the Merger Agreement (as defined in the Registration Statement).

     We consent to the use of this opinion as Exhibit 8.1 to the Registration Statement and to the reference to our firm under the heading "THE TRANSACTION--Certain Federal Income Tax Considerations" and under the heading "EXPERTS" in the proxy statement/prospectus that is part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.



                                            Very truly yours,


                                            /s/ Wachtell, Lipton, Rosen & Katz